Exhibit 99(iii)

                                                  CONTACT:
                                                  James C. Rowan Jr.
                                                  Office:  (860) 722-5180

FOR IMMEDIATE RELEASE

                      HSB GROUP, INC. HOLDS ANNUAL MEETING

HARTFORD, Conn., April 18, 2000 -- HSB Group, Inc. (NYSE-HSB) held its 135th annual meeting today at the company's headquarters.

Chairman, President and Chief Executive Officer Richard H. Booth discussed the company's performance in 1999, results for the first quarter of 2000 and strategies to grow the company's operating earnings and shareholder value.

The primary strategy for the company's commercial insurance business is continued growth through reinsurance arrangements with other insurers, HSB calls "client companies." By using this approach, HSB efficiently leverages the significant customer base of its client companies to increase market penetration for its equipment breakdown products.

In engineering services, the company is taking steps to build on the improved profitability that was achieved during the first quarter while continuing to invest in "new economy" growth businesses, such as Integrated Process
Technologies that capitalize on the trend in industry toward outsourcing management of equipment and facilities. HSB is also seeking growth through value-added contracts, such as its recent agreement with Enron Energy Services. Under this arrangement, HSB receives licensing fees and payments for services in support of Enron's asset management service business. "The engineering capabilities we have developed are attractive to other companies. We aspire to effect other agreements that utilize HSB's intellectual capital with additional customers this year," said Mr. Booth.

In addition, HSB has embarked on a company-wide profit improvement process. The purpose of this program is to increase earnings over time through a combination of revenue growth, improved loss control, and the elimination of unnecessary costs.

In closing, Mr. Booth said: "In the future, I see HSB as an architect of new ideas and business solutions to help our customers meet the challenges and opportunities of the `new economy.'"

During the business portion of the meeting, shareholders elected three directors for three-year terms: William B. Ellis, senior fellow, Yale University School of Forestry and Environmental Studies; E. James Ferland, chairman, president and chief executive officer, Public Service Enterprise Group Inc.; and Henrietta Holsman Fore, chairman and chief executive officer, Holsman International. Shareholders also appointed independent public accountants.

HSB Group, Inc. (NYSE-HSB), the parent company of The Hartford Steam Boiler Inspection and Insurance Company, is a global provider of specialty insurance products, engineering services, and management consulting. The Hartford Steam Boiler Inspection and Insurance Company was founded in 1866 to provide loss prevention service and insurance to businesses, industries and institutions. For more information about HSB, visit its web site at www.hsb.com. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are management's estimates, assumptions and projections and are not guarantees of future performance. Forward-looking statements involve known and unknown risks and uncertainties. These and other important factors, including those mentioned in various Securities and Exchange Commission filings made periodically by the company, may cause the company's actual results and performance to differ materially. Investors and prospective investors should read this news release in conjunction with the company's most recent Form 10-K, Form 10-Q and other documents filed with the Securities and Exchange Commission.

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